Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-288969, No. 333-288968 and No. 333-261044), the Registration Statements on Form S-3 (File No. 333-289436, No. 333-289441, No. 333-289953, No. 333-290944, No. 333-292467 and No. 333-292468) and the Registration Statements on Form S-1 (File No. 333-287157 and No. 333-287853) of Tivic Health Systems, Inc. (the “Company”) of our report dated March 30, 2026 (which includes an explanatory paragraph relating to Tivic Health Systems, Inc.’s ability to continue as a going concern), relating to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Rosenberg Rich Baker Berman, P.A.
Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey
March 30, 2026